Malizia Spidi & Fisch, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
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WASHINGTON, D.C.  20005                                           (814) 466-6625
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FACSIMILE: (202) 434-4661


October 3, 2002

Board of Directors
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237

Board of Directors
First Pennsylvania Savings Association
1729 Lowrie Street
Pittsburgh, Pennsylvania 15212-4398

Board Members:

         You have requested our opinion regarding certain Pennsylvania tax consequences arising from the following two integrated transactions: (i) the conversion of First Pennsylvania Savings Association ("First Pennsylvania"), a Pennsylvania chartered mutual savings association into a Pennsylvania-chartered permanent reserve fund stock savings association, and (ii) simultaneously therewith the merger of First Pennsylvania with and into Fidelity Savings Bank (the "Bank"), with the Bank being the resulting institution (the "Merger Conversion"). Shares of common stock, par value $0.01 per share of Fidelity Bancorp, Inc. (the "Company"), the holding company of the Bank, will be offered for sale and issued in connection with the Merger Conversion. The Merger Conversion will be consummated pursuant to (i) the Amended and Restated Agreement and Plan of Merger Conversion (the "Merger Agreement") between First Pennsylvania, the Bank and the Company and (ii) the Plan of Merger Conversion (the "Plan") between First Pennsylvania and the Bank. Both the Merger Agreement and the Plan were entered into on September 17, 2002 by the Bank and the Company and on September 24, 2002 by First Pennsylvania.

         We have provided the Company an opinion of this firm regarding certain federal income tax consequences of the Merger Conversion (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Company and First Pennsylvania, the Federal Tax Opinion concludes, among other things, that the Merger Conversion qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Bank, the Company and First Pennsylvania and the members of First Pennsylvania who purchase Conversion Stock will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Merger Conversion.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002

Page 2

         Based upon (1) the facts and circumstances attendant to the Merger Conversion, including the representations of First Pennsylvania, the Company and the Bank, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Merger Conversion, will not result in the recognition of any gain or income on the books of the Company, First Pennsylvania or the Bank under generally accepted accounting principles, it is our opinion that under the laws of the Commonwealth of Pennsylvania, the implementation of the Merger Conversion, will not cause any tax liability to be incurred (a) by First Pennsylvania or the Bank under the Pennsylvania Mutual Thrift Institutions Tax ("MTIT"), 72 P.S. ss.8501 et seq., (b) by the depositors of First Pennsylvania under the Pennsylvania Personal Income Tax ("PIT"), 72 P.S. ss.7301 et seq., and (c) by the Company under the Pennsylvania Corporate Net Income Tax ("CNIT"), 72 P.S. ss.7401 et seq.

         Our opinions herein are expressly limited to those taxes specified in the immediately preceding paragraph and specifically do not include any opinions with respect to the consequences to depositors of the implementation of the Merger Conversion, under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequences to the Company, First Pennsylvania or the Bank of the implementation of the Merger Conversion, under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liabilities under the MTIT, the PIT, or the CNIT attributable to events after the Merger Conversion, or to any assets held or acquired by the Company other than stock of First Pennsylvania.

                                      SCOPE
                                      -----

         Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002

Page 3

                                 USE OF OPINION
                                 --------------

         This opinion is given solely for the benefit of the parties to the Plan, the depositors of First Pennsylvania and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT
                                     -------

         Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC"), and any amendments thereto, or similar filings of First Pennsylvania filed with the Office of Thrift Supervision, and any amendments thereto, and the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-1 ("Form S-1") to be filed with the Securities and Exchange Commission, and any amendments thereto, and to reference to our firm in the offering circular contained in the Form AC, Form S-1 and related documents related to this opinion.


                                          Very truly yours,


                                          /s/Malizia Spidi & Fisch, PC
                                          Malizia Spidi & Fisch, PC